Exhibit 2.2

BUYER OPTION AGREEMENT

This BUYER OPTION AGREEMENT (the “Agreement”) between Irvine Sensors Corporation, a Delaware corporation (“Buyer”) and Timothy Looney, an individual (“Seller”) is made and entered into as of December 30, 2005.

Recitals

WHEREAS, Buyer, Seller and Optex Systems, Inc, a Texas corporation (the “Company”), have entered into that certain Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which Seller agreed to sell and Buyer agreed to buy all of the outstanding capital stock of the Company on the terms and conditions set forth therein and herein. Defined terms not otherwise defined herein shall have the meaning as set forth in the Stock Purchase Agreement.

WHEREAS, as a condition to consummation of the transactions contemplated by the Stock Purchase Agreement, the parties have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Buyer Option. Subject to the terms and conditions set forth herein and in the Stock Purchase Agreement, Seller hereby grants to Buyer an option (the “Buyer Option”) to purchase from Seller Three Thousand (3,000) shares of the Company’s common stock, no par value (the “Common Stock”) or such lesser number of shares of Common Stock as Seller may then own as a result of any claim paid to Buyer from the Seller Stock Escrow Fund as set forth in the Escrow Agreement of even date herewith among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”) and the Stock Purchase Agreement (the “Option Shares”), regardless if the Option Shares are held by Seller or in escrow under the terms of the Stock Purchase Agreement and the Escrow Agreement. The aggregate purchase price for the Option Shares shall be equal to the number of shares of Buyer’s common stock, par value $0.01 per share (“Buyer Common Stock”) having an aggregate value equal to $7,000,000.00 (the “Option Purchase Price”) rounded down to the nearest whole share, based upon a $2.60 per share price (the “Buyer Common Stock Price”) of Buyer’s common stock, $.10 par value (the “Buyer Common Stock”).

2. Term of Buyer Option; Exercisability. The Buyer Option shall expire twelve (12) months from the date hereof. Subject to the satisfaction of the conditions set forth in Section 9 of this Agreement, Buyer shall be obligated to exercise the Buyer Option, in whole but not in part, by giving written notice to Seller (the “Exercise Notice”) within ten (10) business days after the approval by Buyer’s stockholders of the issuance of the Buyer Common Stock to Seller pursuant to the terms of this Agreement (the “Stockholder Approval”). Buyer’s failure to timely exercise the Buyer Option following Stockholder Approval shall constitute a material breach of this Agreement by Buyer, and Seller shall have all rights and remedies available to him for Buyer’s breach of this Agreement.

3. Closing of Buyer Option.

(a) The closing of the transactions contemplated by this Agreement (the “Option Closing”) will take place at the offices of Dorsey & Whitney LLP at 38 Technology Drive, Irvine, California 92618 (facsimile: 949-932-3601), at 9:00 a.m. on the tenth (10th) business day after Buyer gives the Exercise Notice to Seller (the “Option Closing Date”), or at such other place and on such other date as may be mutually agreed by Buyer and Seller, in which case Option Closing Date means the date so agreed. The failure of the Option Closing will not ipso facto result in termination of this Agreement and will not relieve any party hereto of any obligation under this Agreement or the Stock Purchase Agreement.

(b) At the Option Closing:

(i) Seller will deliver, or cause to be delivered, to Buyer the original stock certificates representing all of the Option Shares being purchased at the Option Closing, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers in a form reasonably acceptable to Buyer; and

(ii) Buyer will:

(A) deliver to Seller stock certificates evidencing the number of shares of Buyer Common Stock equal to $3,000,000 divided by the Buyer Common Stock Price, or 1,153,846 shares, of which the number of shares of Buyer Common Stock equal to $1,000,000 divided by the Buyer Common Stock Price, or 384,615 shares (the “Block Trade Shares”), will be sold in a block trade transaction in accordance with Section 7 of this Agreement; and

(B) deposit with the Escrow Agent, to be held in escrow pursuant to the terms of the Escrow Agreement, a portion of the shares of Buyer Common Stock constituting the Option Purchase Price equal to that number of shares of Buyer Common Stock rounded to the nearest whole share having an aggregate value, based on the Buyer Common Stock Price, of $4,000,000 minus the value of any portion of the Seller Stock Escrow Amount that may have been released to Buyer prior to the Option Closing in accordance with the Stock Purchase Agreement and the Escrow Agreement.

4. Representations and Warranties.

(a) Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Option Closing Date (as though made then and as though the Option Closing Date were substituted for the date of this Agreement):

(i) Title to Shares; Capitalization. Seller owns, of record and beneficially, the Option Shares, free and clear of any Encumbrance and such shares represent all of Seller’s equity interest in the Company, after giving effect to the sale of the Initial Shares pursuant to the Stock Purchase Agreement. At the Option Closing, Buyer will obtain good and valid title to the Option Shares, of record and beneficially, free and clear of any Encumbrance. Other than pursuant to this Agreement, no Person owns or holds any outstanding options or similar rights to purchase the Option Shares. Except pursuant to this Agreement or the Stock Purchase Agreement, Seller has not entered into any agreement to sell or transfer any of the

Option Shares. There are no restrictions on Seller’s right to transfer the Option Shares to Buyer pursuant to this Agreement. The Company Warrants shall have been cancelled as of the Closing, and the Seller shall have paid all consideration required to be delivered to the Holders of the Company Warrants in connection with the cancellation of the Company Warrants.

(ii) Power and Authority. Seller has all necessary power and authority to execute, deliver and perform this Agreement and to transfer the Option Shares to Buyer.

(iii) Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against him in accordance with its terms, subject to the Remedies Exception.

(iv) No Breach; Consents. The execution, delivery and performance of this Agreement and the transfer of the Option Shares to Buyer will not (a) violate or conflict with any Law, Governmental Order or Governmental Authorization as in effect as of the date of this Agreement; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Seller; (c) result in the creation of any Encumbrance upon the Option Shares held by Seller; (d) require any Governmental Authorization; (e) cause Buyer to become subject to, or to become liable for the payment of, any sales tax or transfer tax; or (f) result in any shareholder of the Company having the right to exercise dissenters’ appraisal rights.

(v) Brokerage. No Person other than Waterview Advisors, Inc. will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Seller for which Buyer or the Company is or could become liable or obligated. As of the Closing, Seller shall have paid all such fees payable to Waterview Advisors, Inc. in full and no further payment to Waterview Advisors, Inc. shall be due and payable.

(vi) Investment. Seller (a) understands that the shares of Buyer Common Stock have not been registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the shares of Buyer Common Stock solely for Seller’s own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Buyer Common Stock; (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Buyer Common Stock; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.

(vii) Securities Law Compliance. All of the Option Shares have been offered, sold and delivered in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents. To the Knowledge of Seller, no Person has any rescission rights, repurchase rights or other equity interest in the Company as a result of the Company’s failure to comply with applicable state and federal securities laws prior to the date of the Stock Purchase Agreement.

(viii) Litigation. To the Knowledge of Seller, no Litigation is pending or threatened against the Company or Seller. To the Knowledge of Seller, the Company is not subject to any outstanding Governmental Order.

(b) Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that, as of the date of this Agreement and as of the Option Closing Date (as though made then and as though the Option Closing Date were substituted for the date of this Agreement):

(i) Incorporation; Power and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with all necessary power and authority to execute, deliver and perform this Agreement upon Stockholder Approval.

(ii) Valid and Binding Agreement. Assuming Stockholder Approval, the execution, delivery and performance of this Agreement by Buyer will be duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception.

(iii) No Breach; Consents. Upon Stockholder Approval, the execution, delivery and performance of this Agreement will not (a) contravene any provision of the Organizational Documents of Buyer; (b) violate or conflict with any Law, Governmental Order or Governmental Authority in each case as in effect as of the date of this Agreement or the Option Closing Date; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; or (d) require any Governmental Authorization, except for such filings as are required by the Nasdaq Capital Market or pursuant to applicable federal and state securities laws and blue sky laws, which filings will be effected within the required regulatory or statutory period.

(iv) Brokerage. Except for payments as may be due to CTC Aero, LLC, no Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which Seller is or could become liable or obligated. Seller has paid or will pay all such fees payable to CTC Aero, LLC in full.

(v) Investment Intent. Buyer is acquiring the Option Shares for its own account for investment purposes, and not with a view to the distribution thereof.

(vi) Buyer Common Stock. The shares of Buyer Common Stock issuable upon exercise of the Buyer Option will, upon Stockholder Approval and upon issuance and delivery in accordance with this Agreement, be duly authorized, validly issued, fully-paid and nonassessable.

(vii) Litigation. Except as disclosed in Buyer SEC Reports, no Litigation is pending or, to the Knowledge of the Buyer, threatened against Buyer. Buyer is not subject to any outstanding Governmental Order.

5. Agreements of Seller. Seller agrees with Buyer that:

(a) Notice of Developments. Prior to the earlier of the termination of this Agreement or the Option Closing Date, Seller will promptly notify Buyer in writing if Seller should discover that any representation or warranty made by Seller in this Agreement was when made, or has subsequently become, untrue in any respect. No disclosure pursuant to this Section 5 will be deemed to amend or supplement the Disclosure Schedule to the Stock Purchase Agreement or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

(b) Conditions. Seller will use his Reasonable Best Efforts (as defined in the Stock Purchase Agreement) to cause the conditions set forth in Section 9 of this Agreement to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Option Closing Date.

(c) No Sale or Transfer. Seller will not sell, pledge, transfer, assign, gift or otherwise place any Encumbrance on any Option Shares, other than the Buyer Option pursuant to the terms and conditions of this Agreement.

6. Agreements of Buyer. Buyer agrees with Seller that:

(a) Conditions. Buyer will use its Reasonable Best Efforts to cause the conditions set forth in Section 10 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Option Closing Date.

(b) Buyer Stockholders’ Approval; Exercise of Buyer Option. Buyer will use its Reasonable Best Efforts to (i) obtain the Stockholder Approval and (ii) exercise the Buyer Option in accordance with this Agreement. Buyer will take all action reasonably necessary under all applicable Laws to call, give notice of and hold a meeting of its stockholders to vote on a proposal to approve the issuance of the Buyer Common Stock to be issued pursuant to this Agreement (the “Buyer Stockholders’ Meeting”). The Buyer Stockholders’ Meeting will be held on a date selected by the Buyer for its annual meeting of stockholders and shall be as promptly as reasonably practicable after the date of this Agreement (subject to any applicable

Nasdaq limitations). The Seller or a representative of the Seller shall be allowed to attend the Buyer Stockholders’ Meeting. Buyer shall solicit all proxies in connection with the Buyer Stockholders’ Meeting in compliance with all applicable Laws, except where the failure to comply would not impact the validity of the Buyer Stockholders’ Meeting. Prior to distribution of the proxy solicitation materials, the Seller shall have the right to review and comment on the proxy solicitation materials. The board of directors of Buyer shall recommend to the Buyer’s stockholders that they approve the issuance of the Buyer Common Stock in accordance with this Agreement, unless such recommendation shall constitute a breach of a director’s fiduciary duties to the Buyer or its stockholders based on the facts and circumstances at that time.

(c) Listing. Buyer will use its Reasonable Best Efforts to cause the shares of Buyer Common Stock being issued pursuant to this Agreement to be approved for listing (subject to notice of issuance) on the Nasdaq Capital Market.

(d) Registration of Shares. Buyer will use its Reasonable Best Efforts to cause the shares of Buyer Common Stock being issued pursuant to this Agreement to be registered with the Securities and Exchange Commission, and any applicable state regulatory agency, in accordance with the Registration Rights Agreement dated as of the date hereof between Seller and the Buyer.

7. Block Trade. Buyer shall cooperate in good faith with Seller to retain a mutually acceptable investment bank or broker to facilitate a block trade of all of the Block Trade Shares in an orderly fashion (the “Block Trade”) as soon as reasonably practicable following the effective date of the registration of the Block Trade Shares in accordance with the Registration Rights Agreement, but in no event later than thirty (30) days after such effective date. The Block Trade shall be conducted pursuant to terms and conditions mutually acceptable to Buyer and Seller so as to minimize the price pressure on the Buyer Common Stock; provided, however, neither Buyer nor Seller shall unreasonably withhold their acceptance of such terms and conditions. Seller will pay all brokerage fees, investment banking fees and other fees, commissions and expenses of the investment bank or broker in connection with the Block Trade (the “Block Trade Expenses”); provided, however, if the net proceeds to the Seller from the sale of the Block Trade Shares after deducting the Block Trade Expenses (the “Net Block Trade Proceeds”) is less than $1,000,000, then Buyer will pay to Seller in cash, an amount equal to the difference between $1,000,000 and the Net Block Trade Proceeds.

8. Buyer Common Stock. Each certificate representing Buyer Common Stock will be imprinted with one or more legends substantially in the following forms, in addition to any legends required under applicable state securities or blue sky laws (and stop transfer orders shall be placed against the transfer thereof with Buyer’s transfer agent):

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the shares under such Act or an opinion of counsel satisfactory to the issuer of the shares that such registration is not required or unless sold pursuant to Rule 144 of such Act.

The shares represented by this certificate were issued in a transaction to which Rule 145 applies and may only be transferred in conformity with Rule 145(d) or pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in accordance with a written opinion of counsel, reasonably acceptable to the issuer in form and substance, that such transfer is exempt from registration under the Act.

Each holder desiring to transfer Buyer Common Stock first must furnish Buyer with (i) a written opinion reasonably satisfactory to Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that the holder may transfer such Buyer Common Stock as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

9. Conditions to Buyer’s Obligations. The obligation of Buyer to take the actions required to be taken by it at the Option Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Buyer (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Option Closing:

(a) The representations and warranties of Seller and the Company set forth in Articles III and IV of the Stock Purchase Agreement were true and correct when made and (i) with respect to those that are not subject to materiality qualifications, were true and correct in all material respects as though the Closing Date had been substituted for the date of the Stock Purchase Agreement in such representations and warranties, and (ii) with respect to those that are subject to materiality exceptions, were true and correct in all respects as of the Closing Date. Notwithstanding the foregoing, any inaccuracies in such representations and warranties will be disregarded for purposes of this Section if Buyer has actual specific knowledge of any such inaccuracies as of the date of this Agreement unless such inaccuracies have resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) The representations and warranties set forth in Section 4(a) of this Agreement were true and correct when made and as of the Option Closing Date as though then made and as though the Option Closing Date had been substituted for the date of this Agreement in such representations and warranties.

(c) Seller will have performed and complied with each of its agreements and covenants contained in the Stock Purchase Agreement and this Agreement in all material respects;

(d) Buyer will have received evidence satisfactory to it that no Litigation is pending (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its

Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Option Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or the Company or any of their respective officers or directors;

(e) No Person will have asserted or threatened that such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the Buyer Common Stock;

(f) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(g) All of the Company Warrants have been cancelled; and

(h) Buyer shall have received Stockholder Approval.

9. Conditions to Seller’s Obligations. The obligation of Seller to take the actions required to be taken by him at the Option Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Seller (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Option Closing:

(a) The representations and warranties set forth in Article V of the Stock Purchase Agreement were true and correct when made and were true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of the Stock Purchase Agreement in such representations and warranties. Notwithstanding the foregoing, any inaccuracies in such representations and warranties will be disregarded for purposes of this Section if Seller has actual specific knowledge of any such inaccuracies as of the date of this Agreement unless such inaccuracies have resulted or could reasonably be expected to result in a Material Adverse Effect;

(b) The representations and warranties set forth in Section 4(b) of this Agreement were true and correct when made and are true and correct in all material respects as of the Option Closing Date as though then made and as though the Option Closing Date had been substituted for the date of this Agreement in such representations and warranties;

(c) Buyer will have performed and complied with each of its agreements contained in the Stock Purchase Agreement and this Agreement in all material respects;

(d) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(e) Seller will have received evidence satisfactory to it that no Litigation is pending (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement; (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement; (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement, or incur any burden; (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Option Shares; or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Seller or the Company or any of their respective officers or directors;

10. Miscellaneous.

(a) Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any parties having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

(b) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) one business day after deposit with a nationally recognized overnight courier service (which is prepaid and provides for next day package delivery), or (iii) five business days after being mailed, if sent by first class mail, certified mail, return receipt requested and postage prepaid. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing in accordance with this Section 10(b) be sent to the addresses indicated below:

If to Buyer:

Irvine Sensors Corporation

3001 Red Hill Avenue

Building #4

Costa Mesa, CA 92626

Attn: John J. Stuart, Jr.

With a copy to:

Dorsey & Whitney LLP

38 Technology Drive

Irvine, CA 92618

Attn: Ellen S. Bancroft, Esq.

If to Seller:

Timothy Looney

4306 Savannah Circle

Parker, TX 75002

With a copy to:

Haynes Boone LLP

201 Main Street, Suite 2200

Fort Worth, TX 76102

Attn: Stephen M. Pezanosky, Esq.

(c) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more parties, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(d) Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

(e) Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF CALIFORNIA WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND

INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

(f) Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

(g) Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Orange County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world. Nothing in this section will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

(h) Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

(i) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, Buyer and Seller have executed this Buyer Option Agreement as of the date first above written.

BUYER:		SELLER:

IRVINE SENSORS CORPORATION, a Delaware corporation

By:	/s/ JOHN CARSON	/s/ TIMOTHY LOONEY
	John Carson, Chief Executive Officer	Timothy Looney

SPOUSAL ACKNOWLEDGMENT

The undersigned is the spouse of Timothy Looney (the “Seller”) and has read and hereby approves the foregoing Buyer Option Agreement between Irvine Sensors Corporation, a Delaware corporation and the Seller (the “Agreement”). The undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the sale of all of Seller’s interest in the Company and its securities, which shall include all of such spouse’s community property interests therein, for no additional payment to spouse.

/s/ BARBARA LOONEY
BARBARA LOONEY

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